EXHIBIT 99.1

N E W S   R E L E A S E

Contact:	Peter D. Brown
Senior Vice President,
Chief Information Officer
and Investor Relations
Foot Locker, Inc.
(212)720-4254

FOOT LOCKER, INC. REPORTS FOURTH QUARTER RESULTS

NEW YORK, NY, March 10, 2008 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its fourth quarter ended February 2, 2008. In accordance with the National Retail Federation’s recommended calendar, the Company’s prior fiscal year, which ended on February 3, 2007, reflected a 14-week fourth quarter and 53-week fiscal year, thereby adding one additional week to the 2006 fourth quarter and fiscal year periods.

Fourth Quarter Results

The Company reported net income of $87 million, or $0.56 per share, this year as compared with net income of $113 million, or $0.72 per share, last year. Income from continuing operations was $86 million, or $0.55 per share, this year as compared with $110 million, or $0.70 per share, last year.

This quarter’s results included a non-cash impairment charge to write down long-lived assets for the Company’s U.S. store operations pursuant to SFAS No. 144 and expenses associated with closing unproductive stores, totaling $15 million, after tax, or $0.10 per share. A $65 million, or $0.42 per share, income tax benefit was also recorded during the fourth quarter to decrease a Canadian income tax valuation allowance related primarily to income tax deductions that the Company now expects will be utilized. Last year’s results included a benefit of $18 million, or $0.11 per share, due to the additional week.

For comparative purposes, fourth quarter income from continuing operations, before the non-cash impairment charge, incremental expenses of closing stores and reduction of income tax valuation allowance in 2007, and the benefit of the additional week in 2006, was $36 million, or $0.23 per share, this year versus $92 million, or $0.59 per share, last year.

Sales for the 13-week fourth quarter decreased 10.3 percent to $1,482 million this year, compared with sales of $1,652 million in the 14-week year-earlier period, negatively affected by the additional week last year, and reflecting a 13-week comparable-store sales decrease of 7.8 percent.

“Our fourth quarter sales reflected a very challenging external environment, as overall consumer confidence weakened and retail sales, in general, softened,” stated Matthew D. Serra, Foot Locker, Inc.’s Chairman and Chief Executive Officer. “Due to lower than expected customer traffic, we employed an aggressive inventory clearance strategy to reduce our merchandise inventory and strengthen our cash position. As a result, we ended the year with our merchandise inventory well positioned for 2008, and our combined cash and short-term investments greater than at the end of the prior year.”

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

Fiscal Year Results

For the full year, the Company reported net income of $53 million, or $0.34 per share, compared with net income of $251 million, or $1.60 per share, last year. Income from continuing operations was $51 million, or $0.33 per share in 2007, versus $247 million, or $1.58 per share, in 2006.

This year’s results included non-cash impairment charges pursuant to SFAS No. 144 and expenses associated with closing unproductive stores totaling $81 million, after tax, or $0.52 per share, and a Canadian income tax valuation allowance adjustment that increased net income by $65 million, or $0.42 per share. Last year’s results included an impairment charge pursuant to SFAS No. 144 of $12 million, after tax, or $0.08 per share, and an additional week that contributed $18 million, after tax, or $0.11 per share.

Income from continuing operations, before the non-cash impairment charges in 2007 and 2006, expenses of closing unproductive stores, and the income tax valuation allowance adjustment in 2007, and the additional week in 2006, was $67 million, or $0.43 per share this year, versus $241 million, or $1.55 per share, last year.

Sales for the 52-week 2007 period decreased 5.4 percent, to $5,437 million, compared with sales of $5,750 million for the 53-week 2006 fiscal year, negatively affected by the additional week last year and reflecting a comparable-store sales decrease of 6.3 percent.

Financial Position

At year end, the Company’s cash and short-term investments totaled $493 million. The Company’s total cash position, net of debt, at year end was $272 million, $36 million greater than last year. During the year, the Company invested $148 million in capital expenditures, paid $77 million in shareholder dividends and repurchased $50 million of its common stock.

Merchandise inventory at year end was 1.7 percent lower than at the end of last year. Stated in constant currency dollars, the Company’s merchandise inventory decreased by approximately 4 percent versus last year.

Store Base Update

During the year, the Company opened 117 stores and remodeled or relocated 196 stores. The Company also closed 274 stores in 2007, most of which were unproductive. At February 2, 2008, the Company operated 3,785 stores in 21 countries in North America, Europe and Australia. In addition, 10 franchised stores are currently operating in the Middle East and South Korea.

2008 Outlook

The Company’s current guidance for its full year 2008 is as follows:

  Net income in a range of $0.65-to-$0.85 per share

  Comparable-store sales being relatively flat

  Gross margin rate improvement of between 200 and 300 basis points

  Continued expense management discipline

  Positive cash flow at a level exceeding 2007 reflecting higher net income and improved working capital management

Mr. Serra remarked, “Despite our outlook for substantial earnings improvement in 2008 versus 2007, we still regard the economic climate for footwear retailers in the United States to be challenging. As a result, we have planned our business conservatively for 2008, although we do expect to benefit from a meaningful improvement in our gross margin rate primarily reflecting lower markdowns.”

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“Given our solid financial position at the end of 2007 and confidence in the ability of our businesses to sustain positive cash flow generation, as we have previously announced, our Board of Directors voted last month to increase our common stock dividend for 2008 by 20 percent. We will continue to evaluate all opportunities to enhance shareholder value, balanced prudently against maintaining a strong financial structure.”

Capital expenditures for 2008 are planned at $160 million, with a focus on implementing initiatives designed to improve the Company’s existing business. The Company plans to open approximately 60 stores, remodel or relocate 200 stores, and close approximately 140 stores. Included in the capital plan are funds to freshen the look of additional stores with improved flooring, lighting and other modifications to provide a more pleasant shopping experience.

The Company is hosting a live conference call at 9:00 a.m. (ET) on Tuesday, March 11, 2008 to discuss these results. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. The conference call will be available for webcast replay until 5:00 p.m. on Monday, March 17, 2008.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues and earnings, and other such matters are forward-looking statements. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business plans effectively with regard to each of its business units, risks associated with foreign global sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.
Condensed Consolidated Statements of Operations
(unaudited)
Periods ended February 2, 2008 and February 3, 2007
(In millions, except per share amounts)

Fourth
Quarter
2007
13 Weeks
Sales	$1,482

Cost of sales	1,105
Selling, general and administrative expenses	311
Depreciation and amortization	34
Impairment charge & store closing program	23
Interest expense, net	1
Other (income)	(2)
1,472
Income from continuing operations before income taxes	10
Income tax expense (benefit)	(76)
Income from continuing operations	86
Income from discontinued operations, net of tax	1
Net income	$87

Diluted EPS:
Income from continuing operations	$0.55
Income from discontinued operations, net of tax	0.01
Net income	$0.56

Weighted-average diluted shares outstanding	154.9

Year-To-Date
2007

52 Weeks
Sales	$5,437

Cost of sales	4,017
Selling, general and administrative expenses	1,176
Depreciation and amortization	166
Impairment charges & store closing program	128
Interest expense, net	1
Other (income)	(1)
5,487
Income (loss) from continuing operations before income	(50)
taxes
Income tax expense (benefit)	(101)
Income from continuing operations	51
Income from discontinued operations, net of tax	2
Cumulative effect of accounting change, net of tax	---
Net income	$53

Diluted EPS:
Income from continuing operations	$0.33
Income from discontinued operations, net of tax	0.01
Net income	$0.34

Weighted-average diluted shares outstanding	155.6

Fourth Quarter
2006

14 Weeks	13 Weeks
$1,652	$1,557

1,118	1,063
323	312
44	44
---	---
---	---
(7)	(7)
1,478	1,412
174	145
64	53
110	92
3	3
$113	$95

$0.70	$0.59
0.02	0.02
$0.72	$0.61

156.9	156.9

Year-To-Date
2006

53 Weeks	52 Weeks
$5,750	$5,655

4,014	3,959
1,163	1,152
175	175
17	17
3	3
(14)	(14)
5,358	5,292
392	363

145	134
247	229
3	3
1	1
$251	$233

$1.58	$1.47
0.02	0.02
$1.60	$1.49

156.8	156.8

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FOOT LOCKER, INC.
Reconciliation of Income from Continuing Operations from a GAAP-reported basis to a non-GAAP basis
(unaudited)
Periods ended February 2, 2008 and February 3, 2007
(In millions, except per share amounts)

	Fourth Quarter		Full Year
	2007	2006	2007	2006
Income from continuing operations – GAAP basis	$86	$110	$51	$247
Additions / (subtractions):
Impairment charges and store closing program	15	---	81	12
Income tax valuation allowance adjustment	(65)	---	(65)
Benefit of additional week in 2006	---	(18)		(18)

Income from continuing operations – non-GAAP basis	$36	$92	$67	$241

Income per share from continuing operations –
GAAP basis	$0.55	$0.70	$0.33	$1.58
Additions / (subtractions):
Impairment charges and store closing program	0.10	---	0.52	0.08
Income tax valuation allowance adjustment	(0.42)	---	(0.42)
Benefit of additional week in 2006	---	(0.11)		(0.11)

Income per share from continuing operations –
non-GAAP basis	$0.23	$0.59	$0.43	$1.55

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FOOT LOCKER, INC.
Condensed Consolidated Balance Sheets
(unaudited)
(In millions)

	February 2,	February 3,
	2008	2007
Assets

CURRENT ASSETS
Cash and cash equivalents	$488	$221
Short-term investments	5	249
Total cash, cash equivalents and short-term investments	493	470
Merchandise inventories	1,281	1,303
Other current assets	292	261
	2,066	2,034

Property and equipment, net	521	654
Deferred tax assets	243	109
Other assets	420	452
	$3,250	$3,249

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$233	$256
Accrued and other liabilities	268	246
Current portion of long-term debt and obligations
under capital leases	---	14
	501	516

Long-term debt and obligations under capital leases	221	220
Other liabilities	255	218
SHAREHOLDERS’ EQUITY	2,273	2,295
	$3,250	$3,249

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FOOT LOCKER, INC.
Stores and Estimated Square Footage
(unaudited)
(Square footage in thousands)

	February 2,	February 3,	January 28,
	2008	2007	2006
Foot Locker U.S.
Number of stores	1,275	1,368	1,395
Gross square footage	5,252	5,509	5,602
Selling square footage	3,134	3,243	3,290

Footaction
Number of stores	356	373	363
Gross square footage	1,662	1,744	1,718
Selling square footage	1,026	1,076	1,060

Lady Foot Locker
Number of stores	526	557	553
Gross square footage	1,177	1,243	1,238
Selling square footage	668	700	693

Kids Foot Locker
Number of stores	321	335	327
Gross square footage	782	810	791
Selling square footage	464	483	472

Champs Sports
Number of stores	576	576	556
Gross square footage	3,130	3,138	3,045
Selling square footage	2,125	2,143	2,096

Foot Locker International
Number of stores	731	733	727
Gross square footage	2,117	2,109	2,089
Selling square footage	1,087	1,095	1,099

Total Stores Operated
Number of stores	3,785	3,942	3,921
Gross square footage	14,120	14,553	14,483
Selling square footage	8,504	8,740	8,710

Total Franchised Stores
Number of stores	10	3	---
Gross square footage	33	9	---
Selling square footage	22	6	---

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